Exhibit 10.27

CASA	Casa Systems, Inc.
100 Old River Road
Andover, MA 01810
Telephone (978) 688-6706
Fax (978) 688-6584
Web http://www.casa-systems.com

November 17, 2018

Maurizio Nicolelli

[           ]

Dear Maurizio,

On behalf of Casa Systems, Inc. (the “Company”), I am pleased to set forth the terms of your employment with the Company:

1.

You will be employed to serve on a regular, full-time basis as Chief Financial Officer effective January 4, 2019 based at Andover, MA. In this role, you will report to CEO Jerry Guo and will be responsible for Budgets, treasury, tax, accounting, financial reporting and analysis, risk management, property management plus such other duties as may from time to time be assigned to you by the Company.

2.

Your starting base salary rate will be $15,384.62 paid bi-weekly, which annualized is equivalent to $400,000.12, subject to taxes and other withholdings as required by law.  Such salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3.

In 2019, you will be eligible for an annual performance incentive bonus. Your annual on-target incentive will be 1.5x your base annual salary (equivalent to $600,000.00), if all targets are achieved and prorated based on your date of hire, less applicable taxes, deductions, and withholdings. Your actual bonus payout will depend upon Casa Systems financial performance results and the assessment of your individual performance.

Your eligibility to be considered for, and the payment of, any incentive is conditional upon you remaining an active employee of the Company through December 31, 2019, and not having served out notice to terminate your employment prior to receiving payment. Any incentive due to you will be paid on or around the first quarter of 2020.

4.

You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs.  The benefits made available by the Company, and the rules, terms and conditions for participation in such programs, may be changed by the Company at any time without advance notice.

5.

Starting in 2019, and subject to the approval of the Board of Directors of the Company, the Company will grant to you an annual award of Restricted Stock Units (“RSU”) under the Company’s Stock Incentive Plan with a target valuation of $1,000,000.00 (“RSU”).  The number of RSUs should be calculated on the date of grant in accordance with the company’s stock valuation practices.  The RSUs should be subject to all terms, vesting schedules and other provisions set forth in the company’s stock incentive plan and in a separate RSU agreement (the “RSU” Agreement).

6.

You will be eligible for a maximum of fifteen (15) days of vacation per calendar year subject to proration to your date of hire and to be taken at such times as may be approved by the Company.  The number of vacation days for which you are eligible shall accrue at the rate of 4.62 hours per pay period that you are employed during such calendar year.

7.

In the event of termination of your employment by the company without cause, subject to the company’s receipt of an effective general release in a form and scope acceptable to the company within 30 days after your termination, you will be provided with the following severance package: (i) receive an amount equal to the sum of your then-current annual base salary for the year of the termination of employment, with such amount payable in equal installments over 12 months; (ii) continue to receive an amount equal to COBRA premiums for health benefit coverage on the same terms as were applicable to you prior to the termination for a period of 12 months; (iii) One year (for the year of the termination) acceleration of vesting of your equity award specified in this offer.

8.	You will be required to execute an Assignment, Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as a condition of employment.

9.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

10.

In accordance with federal law, you will be required to provide the Company with documentation of your identity and eligibility to work in the United States.  You agree to provide to the Company, within three days following your hire date, such documentation, as required by the Immigration Reform and Control Act of 1986.  Please refer to the I-9 Form enclosed for a list of acceptable documentation.  You may need to obtain a work visa in order to be eligible to work in the United States.  If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

11.

This offer may be contingent upon successful completion of a pre-employment background check, pre-employment physical, and pre-employment drug test conducted in accordance with applicable federal, state, and local laws depending upon the position offered. In addition, the Company reserves the right to conduct a background screening at any time after employment begins to determine eligibility for promotion, reassignment or retention. Additional checks such as a driving record and credit report may also be made for particular job categories.

12.

This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of “employment at will”, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

If you agree with the initial terms of your employment with the Company as set forth in this letter, please sign in the space provided below, enter your start date, and return a copy by email to Cheryl George in Human Resources.   If you choose not to accept this offer by Tuesday, November 20, 2018, the offer will be revoked.

Very Truly Yours,

By:	/s/ Lucy Xie

Name: Lucy Xie

Title: Senior Vice President

The foregoing correctly sets forth the initial terms of my at-will employment by Casa Systems, Inc.

/s/ Maurizio Nicolelli	Date: 11/19/2018

Name: Maurizio Nicolelli

Start Date: 1/4/2019

Enclosures: Assignment, Invention and Non-Disclosure AgreementI-9 Form

Non-Competition and Non-Solicitation AgreementBenefits Summary